EX-99.i

Law Offices

Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square
Philadelphia, Pennsylvania 19103-7098
(215) 564-8000

Direct Dial: (215) 564-8198
January 7, 2010

Jacob Funds Inc.
653 Manhattan Beach Blvd. # J
Manhattan Beach, California 90266

Re:  Legal Opinion-Securities Act of 1933

Gentlemen:

We have examined the Articles of Incorporation (the “Articles”) and the By-Laws of Jacob Funds Inc. (the “Company”), a Maryland corporation, all as amended to date, and the various pertinent corporate proceedings we deem material.  We also have examined the registration statements filed under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Securities Act of 1933, as amended (the “Securities Act”), all as amended to date, as well as other items we deem material to this opinion.

The Company is authorized by the Articles to issue twenty billion shares of common stock, each with a par value of $0.001, and the Company’s Board of Directors has established and designated shares of the Jacob Internet Fund, Jacob Small Cap Growth Fund, and Jacob Wisdom Fund series of the Company (individually and collectively, the “Series”), and has allocated four billion shares to each such Series.  The Articles also empower the Board of Directors to establish and designate additional series or classes and allocate shares to such series or classes.

The Company has filed with the U.S. Securities and Exchange Commission a registration statement under the Securities Act, which registration statement is deemed to register shares of the Series pursuant to the provisions of Section 24(f) of the Investment Company Act.  You have also informed us that the shares of the Series will be sold pursuant to a procedure whereby prospectuses of the Company are made available for delivery to offerees and purchasers of such shares in accordance with Section 5(b) of the Securities Act.

Based upon the foregoing information and examination, so long as the Company  remains a valid and subsisting entity under the laws of its state of organization, and the registration of four billion shares of each of the Series remains effective, the authorized shares of that Series, when issued for the consideration set by the Board of Directors pursuant to the Articles, will be legally outstanding, fully-paid, and non-assessable shares, and the holders of such shares will have all the rights provided for with respect to such holding by the Articles and the laws of the State of Maryland.

We hereby consent to the use of this opinion as an exhibit to the registration statement of the Company, along with any amendments thereto, covering the registration of the shares of the Series under the Securities Act and the registration statements or notice filings, and amendments thereto, filed in accordance with the securities laws of the several states in which shares of the Series are offered, and we further consent to reference in the registration statement of the Company to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

/s/ Michael P. O’Hare
Michael P. O’Hare, a Partner